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                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

For information, contact: Tom Gelston, Director Investor Relations at (203) 222-5943

                            TEREX CORPORATION ELECTS
                         PAULA CHOLMONDELEY TO ITS BOARD

         WESTPORT, CT, June 15, 2004 -- Terex Corporation (NYSE:TEX) announced today that its Board of Directors has added Paula H. J. Cholmondeley as a member of the Terex Board. Ms. Cholmondeley, currently a private consultant on Strategic Planning, most recently served as Vice President and General Manager of Sappi Fine Paper, North America, responsible for their Specialty Products division. Ms. Cholmondeley has held senior positions with various other companies, including Owens Corning, The Faxon Company, Blue Cross of Greater Philadelphia, and Westinghouse Elevator Company, and also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan administration. Ms. Cholmondeley, a certified public accountant, is an alumnus of Howard University and received a Masters degree in accounting from The University of Pennsylvania, Wharton School of Finance. Ms. Cholmondeley is also a director of Dentsply International Inc., a manufacturer of products for the dental industry, as well as Gartmore Capital.

         Commenting on the addition of Ms. Cholmondeley, William Fike, Terex Lead Director, said, "We are very pleased to have Paula Cholmondeley join our Board of Directors. Her long and distinguished career will make her a valuable addition to the Board of Terex Corporation." Mr. Fike continued, "Today's environment puts a premium on financial oversight and controls, and Ms. Cholmondeley's business and financial management experience will benefit Terex and its shareholders."

         Ron DeFeo, Terex's Chairman and CEO, stated, "The business expertise and varied background of Ms. Cholmondeley make her a valuable addition to our Board. We are pleased that she has decided to join us at this exciting stage of our company's growth and development."

         Terex Corporation is a diversified global manufacturer with 2003 revenues of $3.9 billion. The Company operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com